Exhibit 4.4

GUARANTEE

This guarantee (this “Guarantee”) dated April 2, 2013 is entered into by American Campus Communities, Inc. 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738 (the “Guarantor”) 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738.

Whereas

(A)	American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Issuer”), is the issuer under the Indenture, dated as of April 2, 2013, among the Issuer, the Guarantor and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented by a First Supplemental Indenture thereto, dated as of April 2, 2013 (the Base Indenture, as so supplemented, the “Indenture”), which provides for the issuance from time to time of the Issuer’s senior unsecured debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”), unlimited as to principal amount and which will be guaranteed by the Guarantor.

(B)	The Guarantor has agreed, under Section 1601 of the Indenture, to issue this Guarantee in respect of all of the Securities issued pursuant to the Indenture to each Holder (as defined in the Indenture) of the Securities.

(C)	This Guarantee may be modified in accordance with the terms of the Indenture.

Now, therefore the Guarantor undertakes as follows:

1. Definitions

Terms defined in or for the purposes of the Indenture and/or the Securities shall have the same meaning in this Guarantee (including the Recitals), except where the context requires otherwise or where a different meaning is attributed to the relevant terms. Any references herein to any amounts payable, howsoever described, in respect of Securities issued by the Issuer shall include any amounts payable by the Issuer under or in connection with the Indenture.

2. Guarantee

The Guarantor, in accordance with the terms hereof, as primary obligor and not merely as a surety, irrespective of the validity and the legal effects of the Securities, irrespective of restrictions of any kind on the Issuer’s performance of its obligations under the Securities, and waiving all rights of objection and defense arising from the Securities, hereby irrevocably and unconditionally guarantees to the Holders, the due and punctual payment of principal, premium (if any), and interest (including any additional amounts required to be paid in accordance with the terms and conditions of the Securities) from time to time payable by the Issuer in respect of the Securities as and when the same shall become due, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise, and accordingly undertakes to pay such Holder, in the manner and the currency set forth in the terms and conditions of the Securities, any amount or amounts which the Issuer is at any time liable to pay in respect of such Securities and which the Issuer has failed to pay, including amounts that become due in advance of their stated maturity as a result of acceleration. Any diligence, presentment, demand, protest or notice, whether in relation to the Guarantor, the Issuer, or any other person, from a Holder, in respect of any of the Guarantor’s obligations under this Guarantee is hereby waived.

3. Status

The obligations of the Guarantor under this Guarantee constitute direct, unsecured and unsubordinated obligations of the Guarantor and the Guarantor undertakes that its obligations hereunder will rank pari passu with all other present or future direct, unsecured and unsubordinated obligations of the Guarantor.

4. Duration

This Guarantee is a guarantee of payment and not merely of collection and it shall continue in full force and effect by way of continuing security until all principal, premium and interest (including any additional amounts required to be paid in accordance with the terms and conditions of the Securities) have been paid in full and all other actual or contingent obligations of the Issuer in relation to the Securities or under the Indenture have been satisfied in full.

Notwithstanding the foregoing, if any payment received by any Holder is, on the subsequent bankruptcy or insolvency of the Issuer, avoided under any applicable laws, including, among others, laws relating to bankruptcy or insolvency, such payment will not be considered as having discharged or diminished the liability of the Guarantor and this Guarantee will continue to apply as if such payment had at all times remained owing by the Issuer.

5. Exercise of Rights, Subrogation and Claims against the Issuer

Until all principal, premium (if any) and interest and all other monies payable by the Issuer in respect of any Securities shall be paid in full, (i) no right of the Guarantor, by reason of the performance of any of its obligations under this Guarantee, to be indemnified by the Issuer or to take the benefit of or enforce any security or other guarantee or indemnity against the Issuer in connection with the Securities shall be exercised or enforced and (ii) the Guarantor shall not (a) by virtue of this Guarantee or any other reason be subrogated to any rights of any Holder or (b) claim in competition with the Holders against the Issuer. If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Holders by the Issuer under or in connection with the Securities to be paid in full on behalf and for the benefit of the Holders and shall promptly pay or transfer the same to the Holders as they may direct to the extent such amount shall be due and unpaid by the Issuer to the Holders.

6. Notices

Each notice or demand under this Guarantee shall be made in writing, in English, and may be sent by messenger, fax or pre-paid first class post to the Guarantor at the address, and for the attention of the person, from time to time designated by the Guarantor for the purposes of this Guarantee. Any such notice or demand shall be effective when actually received by such addressee. The address, attention and telefax number of the Guarantor for notices or demands under this Guarantee for the time being are as follows:

2

American Campus Communities, Inc.

12700 Hill Country Blvd., Suite T-200

Austin, Texas 78738

Attention: President

Fax: (512) 494-0603

7. Assignment

The Guarantor shall not be entitled to assign or transfer any or all of its rights, benefits or obligations under this Guarantee. Each Holder shall be entitled to assign all or any of its rights and benefits under this Guarantee.

8. Severability

If a provision of this Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction or in any other jurisdiction of any other provision of this Guarantee.

9. Subsequent Guarantees

Any Securities issued by the Issuer under the Indenture on or after the date of this Guarantee shall have the benefit of this Guarantee, but shall not have the benefit of any subsequent guarantee of the Guarantor, unless expressly so provided in any such subsequent guarantee.

10. Governing Law

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Guarantor:

AMERICAN CAMPUS COMMUNITIES, INC.

By:	By:
William C. Bayless, Jr.		Jonathan A. Graf
President and Chief Executive Officer		Senior Executive Vice President, Chief Financial Officer, Secretary and Treasurer

3